EXHIBIT 99.1

CERTIFICATION

Pursuant to Section 906 of the Public Company Accounting Reform and Investor Protection Act of 2002 (18 U.S.C. § 1350, as adopted), Joel A. Ronning, Chief Executive Officer of Digital River, Inc. (the “Company”), and Carter D. Hicks, Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:

1.               The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.               The information contained in the Periodic Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Periodic Report and the results of operations of the Company for the period covered by the Periodic Report.

Dated: May 15, 2003

	By:	/s/ JOEL A. RONNING
Joel A. Ronning
Chief Executive Officer

	By:	/s/ CARTER D. HICKS
Carter D. Hicks
Chief Financial Officer

Pursuant to the Securities and Exchange Commission’s interim guidance provided in the Release No. 33-8212, the forgoing certification “accompanies” the Form 10-Q to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing. A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.